Exhibit 99.1

NEWS RELEASE

For Immediate Release

CONTACTS:

Investors:	Bernie Hertel, Inovio Pharmaceuticals 858-410-3101 bhertel@inovio.com
Media:	Jeff Richardson, Richardson & Associates 805-491-8313 jeff@richardsonglobalpr.com

Inovio Pharmaceuticals Closes $4.0 Million Underwritten Financing

BLUE BELL, PA – December 7, 2011 — Inovio Pharmaceuticals, Inc. (NYSE Amex: INO), which is advancing synthetic vaccines to fight cancers and infectious diseases, announced today that it has closed an underwritten public offering of 7,699,712 shares of its common stock and warrants to purchase up to 5,774,784 additional shares of its common stock, which included the partial exercise of the underwriter’s overallotment option to purchase additional units at the public offering price. The shares and warrants were placed with five institutional investors. These securities were sold in units, consisting of one share of common stock and 0.75 of a warrant to purchase one share of common stock, at a price of $0.5195 per unit. The warrants have a term of five years and an exercise price of $0.65 per share. Inovio may call these warrants if the closing bid price of the common stock has been at least $1.30 over 20 trading days and certain other conditions are met.

The gross proceeds of the offering were $4.0 million. Net proceeds to Inovio, after deducting the underwriter’s discounts and other estimated offering expenses payable by Inovio, were approximately $3.7 million. Brean Murray, Carret & Co. acted as sole bookrunner of this offering. Inovio intends to use the net proceeds from the offering for general corporate purposes, including clinical trial expenses and research and development expenses.

Dr. J. Joseph Kim, President and CEO of Inovio Pharmaceuticals, said “We’re pleased to see these institutional investors support our strategy to develop Inovio’ synthetic vaccines. In 2011 we achieved multiple important milestones toward our goal of revolutionizing vaccine technology and we look forward to the clinical outcomes ahead of us in 2012.”

The securities described above were offered by Inovio pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission, or the SEC. Inovio has filed a prospectus supplement related to the offering with the SEC. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the SEC’s website at www.sec.gov or from Brean Murray, Carret & Co., LLC by e-mail to syndicate@bmur.com or Inovio by mail at 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Inovio Pharmaceuticals, Inc.

Inovio is developing its revolutionary vaccines to extend the profound medical benefits of the 20th century’s immune-system-stimulating vaccines by preventing and treating today’s cancers and challenging infectious diseases. Its SynCon® vaccines are designed to provide universal cross-strain protection against known as well as newly emergent unmatched strains of pathogens such as influenza. These synthetic vaccines, in combination with Inovio’s proprietary electroporation delivery, have been shown in humans to generate best-in-class immune responses with a favorable safety profile. Inovio’s clinical programs include Phase II studies for cervical dysplasia/cancer, leukemia and hepatitis C virus and Phase I studies for influenza and HIV. Partners and collaborators include the University of Pennsylvania, Merck, ChronTech, National Cancer Institute, U.S. Military HIV Research Program, NIH, HIV Vaccines Trial Network, University of Southampton, US Dept. of Homeland Security and PATH Malaria Vaccine Initiative. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements relating to our business, including our plans to develop electroporation-based drug and gene delivery technologies and synthetic vaccines and our capital resources. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications, that the studies or trials may not be successful or achieve the results desired, that pre-clinical studies and clinical trials may not commence or be completed in the time periods anticipated, that results from one study may not necessarily be reflected or supported by the results of other similar studies and that results from an animal study may not be indicative of results achievable in human studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable synthetic vaccines, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the company or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that the company and its collaborators hope to develop, evaluation of potential opportunities, issues involving product liability, issues involving patents and whether they or licenses to them will provide the company with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the company’s technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2010, our Form 10-Q for the quarter ended September 30, 2011, and other regulatory filings from time to time. There can be no assurance that any product in Inovio’s pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate.